Exhibit 10.24

TURBINE DRIVEN EQUIPMENT LICENSE AGREEMENT

This Turbine Driven Equipment License Agreement (“Agreement”) is executed as of the dates set forth below but shall be effective as of September 22, 2011, (the “Effective Date”) by and between Green Field Energy Services, Inc. (“Licensee”), and Turbine Powered Technology, LLC (“Licensor”), together the (“Parties”).

RECITALS

WHEREAS, Turbine Powered Technology, LLC has been assigned rights in Intellectual Property to certain Frac Stack PackTM Technology (as defined below) from MTT Properties, LLC, under an Amended and Restated Capital Contribution/Assignment Agreement, dated October 17, 2011;

WHEREAS, Turbine Powered Technology, LLC, is the assignee from Marine Turbine Technologies LLC, (“MTT”) of MTT’s rights and obligations under an exclusive Equipment Purchase Agreement with Hub City Industries, LLC (now known as Green Field Energy Services, Inc.) effective as of July 8, 2011;

WHEREAS, Green Field Energy Services, LLC and Turbine Powered Technology, LLC have formed a joint venture under the Operating Agreement of Turbine Powered Technology, LLC, in which Green Field Energy Services, Inc. is a Member / Holder of Turbine Powered Technology, LLC effective as of September 22, 2011 (the “TPT Operating Agreement”);

WHEREAS, the intended use and enjoyment of the Turbine Engines sold to Licensee under the Equipment Purchase Agreement requires rights under the intellectual property in the Frac Stack PackTM Technology; and

WHEREAS, Licensor desires to license such intellectual property rights to Licensee and Licensee desires to take such license.

NOW THEREFORE, the Parties agree as follows:

I.	DEFINITIONS

“Copyrights” shall mean all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, Protected Designs within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications and all extensions and renewals thereof, (ii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iii) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (iv) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Frac Stack PackTM Technology” shall mean the use of a split shaft or free turbine to control the flow rate and fluid pressure of fluid being pumped into a well bore, including without limitation, such use in conjunction with a hydraulic fracturing pump, gearboxes and other related equipment attached thereto and configurations of such equipment on trailers or skids, together with processes and techniques for installing, modifying, operating and maintaining the same, as disclosed in the patent application filed on August 25, 2011 entitled “Turbine Stack Pack” (McIntyre, inventor) or otherwise.

“Licensed Products” shall mean, turbine driven hydraulic fracturing units consisting primarily of a high pressure hydraulic pump, a turbine engine, gear box, electrical and hydraulic assemblies and skids and various other ancillary and supporting equipment.

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (ii) all patentable inventions and improvements thereto, (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Standards of Quality” shall mean the standards of quality pertaining to the manufacture, use and maintenance of the Licensed Products generally employed by Licensor prior to the date hereof or such other standard of quality as the Parties may mutually agree in writing.

“Service Activities” shall mean the overhaul, parts manufacture and remanufacture, repair and service of any products and components manufactured in connection with the Licensed Products.

“Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, including, without limitation trademark “Frac Stack PackTM” and U.S. registration no. 3999924, and, with respect to any and all of the foregoing: (i) all extensions or renewals of any of the foregoing, (ii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iii) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to the related goodwill, (iv) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for any past, present and future misappropriation or other violation thereof, (ii) all proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

II.	GRANT OF LICENSE

A.	Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts with effect from the date hereof:

1.

a royalty-free, exclusive fully transferable and assignable worldwide license under Licensor’s Trademarks (including, without limitation, the Frac Stack PackTM mark) to use such Trademarks in connection with products and Service Activities offered, distributed, sold or otherwise commercialized by Licensee relating to Licensed Products, in each case in accordance with the Standards of Quality.

2.

a perpetual, irrevocable, royalty-free, fully transferable and assignable, worldwide exclusive, license under Licensor’s Patents, Copyrights and Trade Secrets relating to the Frac Stack PackTM Technology to make, use, sell, offer to sell, transfer, lease, pledge, commercialize or make any agreement or engage in Service Activities with respect to or otherwise deal with Licensed Products and other products in the Well Service Business (as defined in the Equipment Purchase Agreement).

3.	a Right of First Offer in favor of Licensee.

4.

the right to acquire from third party vendors (on a non-exclusive basis after expiration of exclusivity under II. A. 2 above) any components that embody the Frac Stack PackTM Technology and Licensor agrees it shall provide consent to any such vendors to supply such components directly to Licensee.

B.	Nothing in this Agreement shall preclude Licensor from using or otherwise practicing rights under its Intellectual Property outside the Well Services Business or in connection with products and services that are not Licensed Products or Service Activities related to Licensed Products.

III.	DURATION

A.	The license granted in Section II A. 1 above shall survive any termination of this Agreement or any other agreements between the Parties and their affiliates, provided however, that the exclusivity thereunder shall expire five (5) years and thirty (30) days from the Effective Date. Thereafter, the license shall be non-exclusive and only apply to Licensed Products: (i) either incorporating turbine engines sourced or otherwise provided by Licensor; (ii) Licensed Products manufactured or assembled by Licensor; or (iii) Licensed Products made, used or sold under the license of Section II A. 2 above. For avoidance of doubt, nothing in this Agreement shall prevent or impair Licensee from selling, leasing, maintaining, remanufacturing or engaging in any other commercialization of Licensed Products in the field and already bearing any Trademark even after termination of any Trademark license hereunder.

B.	The license granted in Section II A. 2 above is perpetual and shall survive any termination of this Agreement or any other agreements between the Parties and their affiliates, provided however, that the exclusivity thereunder shall expire five (5) years and thirty (30) days from the Effective Date, except to the extent such exclusivity is extended by Licensee exercising its Right of First Offer to purchase products from Licensor, provided further, that such exclusivity shall expire in the event Licensee transfers, assigns, sublicenses or otherwise disposes of substantially all of the rights granted hereunder to a third party not also taking assignment of the Equipment Purchase Agreement and appropriate related agreements, or entering into new exclusive arrangements with Licensor concerning purchase and/or maintenance of turbine engines or assembly of equipment for use in Well Service Business products. For avoidance of doubt, Licensee’s sublicensing of rights hereunder to contractors and customers for purposes of commercializing products and similar activities shall not result in loss of exclusivity hereunder.

C.	The rights granted in Sections II A. 3 and II A. 4 are perpetual and shall survive any termination of this Agreement or any other agreements between the Parties and their affiliates.

IV.	RIGHT OF FIRST OFFER

A.	Upon expiration of exclusivity, Licensee shall have the right to maintain the supply of Well Service Business products and services from Licensor in the following manner (the “Right of First Offer”): Prior to offering to sell or selling to any third party any Well Service Business products or services (and only after the exclusivity period) Licensor shall make an offer to Licensee to sell such products or services at a price and on terms and conditions quoted. If Licensee does not accept such offer in a reasonable amount of time (but no less than 30 days) Licensor shall have the right to extend an offer at the same price, terms and conditions to another person or entity; provided that Licensor may not offer to sell (or consummate a transaction concerning) such goods or services at a lower price or more favorable terms and conditions without first offering them at such price, terms and conditions to Licensee.

V.	INCORPORATION OF TERMS BY REFERENCE

A.	The following terms and provisions of the Equipment Purchase Agreement, attached hereto as Exhibit A, are hereby incorporated by reference:

1.	Section 13 (Amendment; Waivers)

2.	Section 15 (Governing Law)

3.	Section 16 (Complete Agreement)

4.	Section 17 (Interpretation)

5.	Section 18 (Severability)

6.	Section 19 (Approvals and Similar Actions)

7.	Section 20 (Attorney’s Fees)

8.	Section 21 (Notices)

9.	Section 22 (Multiple Counterparts)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

LICENSOR:

Address of Licensor:	TURBINE POWERED TECHNOLOGY, LLC

By: /s/ Ted J McIntyre II
Name: Ted J. McIntyre II
Title: Managing Member
Attn:	Date: October 25, 2011

[Signature page to License Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

LICENSEE:

Address of Licensee:	GREEN FIELD ENERGY SERVICES, INC.

By: /s/ Michel B. Moreno
4023 Ambassador Caffery Suite 200 Lafayette, LA 70503	Name: Michel B. Moreno
Title: CEO
Attn: Michel B. Moreno	Date: 10/23/2011

[Signature page to License Agreement]